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                                                                   Exhibit 10.14
April 10, 1997


Mr. John Person
1239 Glencrest Drive
Heathrow, Florida 32746

Dear John,

         Please accept this letter as our offer to join Open Solutions Inc. as Executive Vice President and Chief Operating Officer. The effective date of your employment will be May 7, 1997.

         You will be paid on the 15th and 30th of each month at the annualized rate of $150,000 per year. In addition, you will be granted 100,000 OSI stock options, under the 1994 non-statutory OSI Stock Option Plan. These will vest over a four year period. Health insurance begins 30 days after your start date, at a pre-tax cost of $75.00 per pay period on a family basis. Eligibility for enrolling in the OSI 401K plan is three months from date of hire. You will be eligible to participate in the company bonus plan as established and approved by the Board of Directors. There is no guarantee of payments under this plan as it is administered at the discretion of the Board of Directors and is subject to the company meeting certain established objectives and other factors. (Award targeted at $50,000 at 100% of all goals)

         Other benefits being granted:     Household goods moving expense.
                                           Temporary living expenses.
                                           Two trips to find family residence.
                                           $400.00/month car lease allowance.
                                           Laptop Computer, cell phone; other
                                           business expenses.

         Congratulations and welcome to Open Solutions.

Sincerely,

/s/ Doug Anderson

Doug Anderson
President & CEO